PetLife Pharmaceuticals Announces pre-INAD (Investigational New Animal Drug) Cell Lines Study of Vitalzul™ has Begun

Sep 07, 2016

OTC Disclosure & News Service

Hancock, MD, Sept. 07, 2016 (GLOBE NEWSWIRE) -- PetLife Pharmaceuticals, Inc. (OTC QB: PTLF) (the "Company"), a developer of a new generation of high potency veterinary cancer medications and nutraceuticals for pets, has commenced its pre-INAD (Investigational New Animal Drug) studies of VitalzulTM with the inception of a cell lines study to identify the appropriate targets for safety and efficacy testing. In conjunction with InnoVision Therapeutics, the study will verify cancer cell types that have already been determined to be responsive to VitazulTM and determine the most appropriate target indication for clinical trials once initial safety and dosing studies are completed.

Cell lines studies are well accepted as one of the initial steps in drug development and testing 1,2. Standard cancer cell lines are prepared and exposed to VitalzulTM. The amount of cell death can be measured by laboratory assay methods. The cell types identified as most susceptible to VitalzulTM will be ranked in order of appropriateness for further studies based not only on the cell lines study, but also their prevalence and known response to conventional therapy.

With this information, along with other studies to be announced shortly, the company anticipates scheduling a formal meeting with the FDA/CVM followed by application filing to the agency for approval of its clinical trial protocols.

Dr. Ramana, PetLife Pharmaceutical’s Chief Medical Officer, noted “These studies will put PetLife Pharmaceuticals on a direct path towards providing strong evidence-based research to the FDA, demonstrating the efficacy of VitazulTM in the treatment of cancer in our companion animals. The experience of InnoVision Therapeutics with the human formulation “Escozine” provides an added level of confidence to our efforts.”

CEO of PetLife Pharmaceuticals, Dr. Salvagno, commented “We are committed to moving this program forward in an expedited manner. Our recent capital raise is providing the funds to ensure that this process continues forward without interruption and with the full support of the entire PetLife team.”

Petlife’s 506 Private Placement Memorandum is available only to accredited investors.

References:

1)Daniela Ferreira, Filomena Adega and Raquel Chaves (2013). The Importance of Cancer Cell Lines as in vitro Models in Cancer Methylome Analysis and Anticancer Drugs Testing, Oncogenomics and Cancer Proteomics - Novel Approaches in Biomarkers Discovery and Therapeutic Targets in Cancer, Dr. Cesar Lopez (Ed.), InTech, DOI: 10.5772/53110. Available from: http://www.intechopen.com/books/oncogenomics-and-cancer-proteomics-novel-approaches-in-biomarkers-discovery-and-therapeutic-targets-in-cancer/the-importance-of-cancer-cell-lines-as-in-vitro-models-cancer-methylome-analysis-and-anticancer-d

2)Wilding JL, Bodmer, WF. Cancer Cell Lines for Drug Discovery and    Development. Cancer Res 2014:74(9):2377-84

About PetLife Pharmaceuticals, Inc.

PetLife Pharmaceuticals (OTCQB: PTLF) (http://www.PetLifePharma.com) is a registered US Veterinary Pharmaceutical company, incorporated in 2012.

PetLife's mission is to bring its new, scientifically proven, non-toxic, potentiated bioactive nutraceuticals and prescription medication, Vitalzul™, to the world of veterinary oncology -- with the ultimate goal of preventing cancer and extending the life of pets suffering from cancer while improving their quality of life. In the US alone, consumer spending on domestic companion animals reached over $60 billion in 2015 with over $29 billion spent on veterinary care and medications.

Safe Harbor

Safe Harbor statement under the Private Securities Litigation Reform Act of 1995: PetLife encourages those interested in our Company to rely only on information included in our filings with the United States Securities and Exchange Commission which can be found at www.sec.gov. Statements released by the Company, that are not purely historical are forward-looking within the meaning of the "Safe Harbor" provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding the company's expectations, hopes, intentions, and strategies for the future. Investors are cautioned that forward-looking statements involve risk and uncertainties that may affect the Company's business prospects and performance. The Company's actual results could differ materially from those in such forward-looking statements. Risk factors include but are not limited to general economic, competitive, governmental, and technological factors as discussed in the Company's filings with the SEC on Forms 10-K, 10-Q, and 8-K. The Company does not undertake any responsibility to update the forward-looking statements contained in this release.

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